Exhibit 10.3

Prototype Project Agreement

FOR

Tungsten Supply Chain Resiliency Prototype

BETWEEN

the United States of America

AND

InSitech, Inc.

UNDER

“Cornerstone” Other Transaction Authority (OTA)

Agreement Number: [**]/ Invoicing: [**]

Agreement Type: Fixed Amount

Total Amount: $12,761,571.40

Government Share: $12,761,571.40 (Fully Funded)

Contractor Share: $0

Authority: 10 U.S.C. § 2371b

Effective Date: 12 July 2021

Modification Log:

	Date	Obligated Amount	Description
[**]	31-Oct-2019	$ 4,256,803.68	Obligate funding for the base effort
[**]	20-Jul-2020	$ 3,951,945.72	Update Agreement total and obligate funding for the Option.
[**]	28-Sep-2020	$ 0.00	Incorporate FAR 52.204-25
[**]		$ 4,552,822.00	Ceiling Increase
Total		$12,761,571.40

I.	Authority

This agreement is an “Other Transaction” pursuant to 10 U.S.C. § 2371b. This agreement is not a procurement contract, cooperative agreement or grant agreement for purposes of Federal Acquisition Regulation (FAR) Subsection 31.205-18 or any other purpose. The provisions of the FAR, Department of Defense Federal Acquisition Regulation Supplement and Army Federal Acquisition Regulation Supplement do not apply, unless explicitly included in this agreement.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

II.	Overview

A.	The United States Government, hereinafter referred to as the “Government”, and InSitech, Inc., hereinafter referred to as “InSitech”, agree to implement a prototype for manufacturing processes for Tungsten and Tungsten alloy components, the funded phase is specifically related to a 6-Ton Press line, Furnace Upgrade, and Powder Blender. The additional full contract, with the options, includes; a large swager, medium swager, multi-axis turning center, and optical inspection equipment. This effort shall be performed in accordance with the contents in this agreement, as well as Prototype Obligation Agreement [**] and its corresponding attachments.

B.	This is a fixed amount OTA Prototype Project Agreement. InSitech will be paid a fixed amount for each payable milestone accomplished in accordance with Payable Milestones and Deliverables set forth in Section VII.

C.	To meet 10 U.S.C. § 2371b, InSitech is a non-traditional defense contractor.

III.	Objective

The primary objective of this agreement is to prototype new manufacturing processes for Tungsten and Tungsten alloy components in support of Department of Defense products. The initiative will help to improve DoD related tungsten supply chain sustainment and resiliency.

IV.	Responsibilities

A.	The Agreements Officer (AO) will use reasonable efforts to:

i.	Provide agreement support and management.
ii.	Provide Manufacturing Resiliency and Assurance (MRA) technical support in the monitoring and assessment of the industrial base.
iii.	Provide technical support in the performance of contractor efforts.
iv.	Perform efforts as agreed upon.
v.	Make mutual changes to requirement/timeline when necessary.

B.	The Office of MRA will use reasonable efforts to, in accordance with 10 U.S.C. § 2508 Industrial Base Analysis and Sustainment Program (IBAS):

i.	Support the monitoring and assessment of the industrial base.
ii.	Address critical issues in the industrial base relating to urgent operational needs.
iii.	Support efforts to expand the industrial base.
iv.	Address supply chain vulnerabilities.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

C.	The Contractor will use reasonable efforts to:

i.	Manage the agreement and potential subcontractors.
ii.	Manage the intellectual property and technical design packages.
iii.	Perform efforts as agreed upon by both parties.

V.	Tasks

The Contractor shall be responsible for executing the agreed subset of requirements of Statement of Objectives (SOO) – Tungsten Supply Chain Resiliency dated 11 May 2021. The funded award includes the spherical fragment (b.i.4), powder (b.i.5), and thermionic cathode (b.i.7) programs. The full contract with the options adds the additional objectives; rod penetrator (b.i.1) and rocket motor nozzle (b.i.6) programs. The SOO can be found at Attachment 0002 of [**]. The specific funded milestones are listed in the Payable Milestones for the Base Award of the Primary Prototype Tasks under section VII.

VI.	Metrics for Successful Completion

A.	Phase I - Assess Key Providers, Materials, Facility, Processes and Applications in the Tungsten Material Supply Chain: Government approval of the contractor’s report demonstrating their current defense supply vulnerabilities as it relates to assurance, resiliency, foreign supply vulnerabilities, affordability of delivering critical applications. Government approval of the contractor’s plan, which proactively engages with traditional and emerging industrial sectors to more clearly assess and predict their vulnerabilities and address them rapidly to mitigate their impact to the defense suppliers.

B.	Phase II – Prototype Preliminary Methodology Recommendations: The requirements of Phase II may be modified based on the results of Phase I. Any required scope clarifications will be provided by the Government inclusive of any additional reporting requirements and other data requirements. The execution of requirements in this phase requires a notice to proceed from the AO, prior to the contractor proceeding with any of these requirements. Phase II will be determined successful upon Government approval that the contractor adequately demonstrated that current production can be expanded to meet critical weapon system supply requirements. Payable Milestones for the Base Award of the Primary Prototype Tasks under section VII.

C.	Phase III – Prototype Detailed Methodology Development: The requirements of Phase III may be modified based on the results of previous Phases. Any required scope clarifications will be provided by the Government inclusive of any additional reporting requirements and other data requirements. The execution of requirements in this phase requires a notice to proceed from the AO, prior to the contractor proceeding with any of these requirements. Phase III will be determined successful upon Government approval of the contractor’s detailed methodology for prototype development and successful delivery and testing of prototype units.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

D.	Phase IV – Production Scale Up and Tolerancing: This is an addition to the original three phases of work to address lessons learned and adjust to emerging requirements in the supply chain. The initial three phases have established new capability to meet the original customer specifications for DoD applications. Any required scope clarifications will be provided by the Government inclusive of any additional reporting requirements and other data requirements. The execution of requirements in this phase requires a notice to proceed from the AO, prior to the contractor proceeding with any of these requirements. Phase 4 will allow current production improvements to meet end item customer demands for quality and capacity.

VII. Payable Milestones and Deliverables

Milestone payments will be made in accordance with this section. Each deliverable shall demonstrate progress towards meeting objectives of this initiative. Deliverable reports shall be submitted to the AO, Agreements Officer Representative (AOR), Program Manager, and Agreements Specialist found at the bottom of this agreement. Prior to invoicing, the Contractor must receive Government approval of each deliverable item. Further detail can be found in section VIII, Financial Obligations.

Within 10 calendar days after the completion of each milestone, the Contractor will provide the Government with a milestone status report that provides, as applicable: updates on progress to meet the requirements of the SOO, questions or concerns related to the overall status of the program, a breakdown of any information or status updates needed from the Government, and a breakdown of the planned activities in the follow-on reporting period. In addition to providing a milestone status report, the Contractor will hold monthly teleconference calls with the Government to present the reporting deliverables and cooperatively develop and redirect project plans on an as-needed basis.

[Description of the Payable Milestones for the Base Award of the Primary Prototype Tasks]

1.	Summary:

[Description of the Project Deliverables specifications]

VIII.	Financial Obligations

A.	Government Obligation

i.	The Government will provide $4,256,803.68 to fund the Primary Prototype Tasks for this effort and $3,951,845.72 for Option I, as described in Section VI.
ii.	The Government will provide $4,552,822.00 to fund Phase IV associated with the Ceiling Increase for this effort, as described in Section VI.

B.	Basis of Payment

i.	The basis of payment for this effort will be in accordance with Section VII. The milestones represent meaningful efforts that are an integral and necessary part of performance. Each milestone shall be tracked on an integrated master schedule. For each milestone, the Contractor shall provide a status report detailing the completion of each specific Contract Line Item Number (CLIN). No specific format is required for the milestone status report. Initial submission of the milestone report submitted to the AO, AOR, and Agreements Specialist.

ii.	Acceptance criteria for each milestone will be approved/disapproved by the AOR within 14 calendar days of receipt from the Contractor. Once the Government has determined the milestone has been successfully completed and provided notification of approval, the Contractor may invoice through Wide Area Work Flow (WAWF) as outlined in paragraph D below.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

C.	Use of Funds and Comptroller General Access

i.	All funds are to be used only for costs that a reasonable and prudent person would incur in carrying out this prototype project.

ii.	To the extent required by 10 U.S.C. § 2371b(c), the Comptroller General shall be permitted to examine the records of any party to this agreement.

D.	WAWF

i.	Payments will be made by the Defense Finance and Accounting Services, as indicated below, within 30 calendar days of an accepted invoice in WAWF.

ii.	The Contractor is required to utilize the WAWF system when processing invoices and receiving reports under this agreement. The Contractor shall (i) ensure an electronic business point of contact is designated in System for Award Management (SAM) at http://www.sam.gov and (ii) register to use WAWF-RA at the https://wawf.eb.mil site within 10 calendar days after award of this agreement. Systematic procedures to register are available at https://wawf.eb.mil.

iii.	The Contractor shall use the “2-in-1” Combo format when submitting invoices. The following inputs shall be included on each invoice submitted in WAWF:

[Invoice specifications]

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

iv.	The following guidance is provided for invoicing processed under this agreement through WAWF:

a.	The Contractor shall attach the AOR’s approval of each milestone with each invoice in WAWF.

b.	The Contractor, when entering invoices in WAWF shall utilize the CLINs associated with each payable milestone. The description of the CLIN shall include reference to the associated milestone number along with other necessary descriptive information. The Contractor agrees that the Government may reject invoices not submitted in accordance with this provision.

c.	The AOR will formally inspect and accept all deliverables/payable milestones. The AOR will review the invoices in WAWF and either accept or reject them.

E.	Payment by Electronic Funds Transfer: All payments by the Government under this contract, shall be made by electronic funds transfer (EFT). The Government will make payment to the Contractor using the EFT information contained in the SAM. In the event that the EFT information changes, the Contractor shall be responsible for providing the updated information to the SAM.

IX.	Clauses

A.	Government Property: No Government property is being furnished under this agreement.

B.	Real Property: Subject to the obligations and conditions set forth in 2 CFR 200.311, title to real property acquired or improved under a Federal award will vest upon acquisition in the Awardee (or Awardee’s subcontractor). The Awardee’s property system(s) will meet the standards as set forth in 2 CFR 200.310-316. It is agreed that improvements and additions to real property already owned by the Awardee (or Awardee Subcontractor) will vest and transfer ownership immediately and are eligible for encumbrances. It is agreed that any new real property will fully vest over the contract period and transfer ownership to the Awardee (or Awardee Subcontractor) at the completion of the contract.

C.	Equipment: All equipment being purchases under this Agreement will be listed as exempt property with conditional title throughout the performance of the Agreement. Exempt property is defined as tangible person property acquired in whole or in part with Federal funds, where the DoD Component has statutory authority to vest title in the Awardee (or Awardee’s subcontractor) without further obligation to the Federal Government. The DoD will vest title to Elmet at the end of the contract and it is agreed that improvements and additions to equipment already owned by the Awardee (or Awardee Subcontractor) will vest and transfer ownership immediately are eligible for encumbrances. It is agreed that any new equipment will fully vest over the contract period and transfer ownership to the Awardee (or Awardee Subcontractor) at the completion of the contract. CFR 200.313 “Equipment” will apply.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

D.	The Awardee’s subcontractor (Elmet) will be making the capital equipment purchases and therefore any language in paragraph IX.B. or IX.C above would apply to Elmet.

E.	Supplies will be managed in accordance with 2 CFR 200.314.

F.	Follow-on Contract: The potential for follow-on production for projects awarded from this CIR will be in accordance with 10 U.S.C. 237b(f). Upon determination that the competitively awarded prototype project has been successfully completed, the requiring office may determine to award a follow-on production contract or transaction without the use of the competitive procedures.

G.	Freedom of Information Act (FOIA): Any sensitive documents or other proprietary data submitted by non-Government parties to this agreement shall be marked with restrictive legend. The Government will follow its FOIA procedures, including submitter notice, in the event that any persons requests sensitive or proprietary data which belongs to a non-Government party.

H.	Limitation of Government Liability: Claims for damages of any nature whatsoever pursued under this agreement shall be limited to direct damages only up to the aggregated amount of Government funding disbursed as of the time the dispute arises. In no event shall the Government be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

I.	Equipment Use and Recoupment of Investment:

i.	As aligned with the intent of the IBAS program, the AO authorizes the Awardee’s subcontractor (Elmet) to leverage equipment acquired with Federal funds to proactively engage with the DoD, DoD contractors and also traditional and emerging industrial sectors (broad dual use allowed) with the intent of strengthening the tungsten industrial base resiliency and to help mitigate vulnerabilities to defense suppliers.

ii.	During the term of this contract, the Government maintains the rights to scheduling and the determination of usage of any new equipment purchased under this agreement and shall maintain priority at all times.

iii.	In the event the contractor fails to fully adhere to the terms and conditions of this clause, the contractor agrees to reimburse the Government in-whole of its investment under this agreement.

J.	FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

X.	Intellectual Property/Data Rights

The Government will retain Government Purpose Rights in all technical data for the manufacturing processes for the new tungsten alloy sphere component process funded by this contract, including the processes and procedures necessary to maintain those capabilities as determined by the Government. Tech data includes, but is not limited to, all process records, descriptions of manufacture, operating and inspection procedures, quality performance and test procedures, maintenance procedures and records, material and component purchase descriptions, software, and software applications.

XI.	Modifications

A.	All modifications, except for minor or administrative corrections, shall be made by mutual agreement of the parties and be subject to negotiations. Minor or administrative agreement corrections (e.g., changes in the paying office or appropriation data, changes to Government or the Contractor personnel identified in the agreement, etc.) may be made unilaterally by the Government.

B.	Any modification to this agreement shall be executed, in writing, and signed by an authorized representative of the Government and the Contractor. Modification of this agreement does not modify the terms of the Cornerstone OTA found at: http://ibasp-public.ria.army.mil/cornerstone/.

C.	The Government will be responsible for executing all modifications to this agreement. There is no modification unless there is a formal written modification to the agreement by the AO.

D.	In the event of a material breach of any term of this agreement, the aggrieved party shall provide notice to the other party in accordance with the Disputes section of this agreement. Willful failure to perform a material term of this agreement, unless excused by circumstances beyond that party’s control, will be considered a breach of this agreement. The aggrieved party shall have all contractual remedies available under Federal law, including specific performance and other equitable relief.

E.	If one party desires the termination of this agreement for its convenience, the parties agree to negotiate in good faith for a mutual resolution of any settlement issues, including payment of costs incurred and a reasonable allowance for profit on work performed, data rights, and deliveries of prototype items and data. Upon receiving notice that one party desires a convenience termination of this agreement, all parties will take reasonable efforts to minimize additional costs while the settlement is negotiated. In the event that a settlement cannot be reached, the Disputes section of this agreement will be utilized to reach a final determination.

XII.	Disputes

A.	Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. The Parties are committed to an open and forthright handling of disputes, with a good faith attempt to resolve such issues at the lowest level possible.

B.	In the event of a dispute, the aggrieved party shall document the factual issues in a concise written format, and provide a copy to the other party for review. Within 10 calendar days, the other party shall respond in writing to the issues raised, and both parties will attempt to resolve the issues. If a dispute remains after this point, the issue shall be elevated to the contractor point of contact listed in Section XIX of this document, and the Government AO, for resolution. In the event that this senior level of discussion does not settle the issue, the Senior Contracting Official (SCO) for Army Contracting Command - Rock Island (ACC-RI), shall review the issue and provide a final decision in writing within 20 calendar days. The SCO’s resolution of the issue shall be considered final and binding unless the Contractor appeals or files a suit as provided in the Tucker Act, 28 U.S.C. § 1491.

XIII.	Accounting System Requirements

A.	The Contractor shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds under this agreement. Consistent with this stipulation, an acceptable accounting system will be one in which all cash receipts and disbursements are controlled and documented properly and which is capable of generating a cost element summary.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

XIV.	Security, Safety, Environmental

A.	SECURITY:

i.	The Security level is unclassified.

ii.	The contractor shall ensure that all controlled unclassified information is handled in accordance with Department of Defense (DoD) Instruction 8582.01 and DoD Manual (DoDM) 5200.01 Volume 4, and DoD 5010.12-M.

iii.	The contractor shall implement the security requirements of NIST SP 800-171 for safeguarding its unclassified internal information system. All cyber incidents that affect the controlled unclassified information shall be reported directly to the AO and DoD at https://dibnet.dod.mil.

iv.	Information Subject to Export Control Laws/International Traffic in Arms Regulation (ITAR): Public Law 90-629, “Arms Export Control Act,” as amended (22 U.S.C 2751 et. Seq.) requires that all unclassified technical data with military application may not be exported lawfully without an approval, authorization, or license under EO 12470 or the Arms Export Control Act and that such data required an approval, authorization, or license for export under EO 12470 or Arms Export Control Act. For purposes of making this determination, the Militarily Critical Technologies List (MCTL) shall be used as general guidance. All documents determined to contain export controlled technical data will be marked with the following notice: WARNING: - This document contains technical data whose export is restricted by the Arms Export Control Act (Title 22, U.S.C., App. 2401 et seq). Violations of these export laws are subject to severe criminal penalties. Disseminate in accordance with provisions of DoD Directive 5230.25, “Withholding of Unclassified Technical Data from Public Disclosure, 6 Nov 1984 Incorporating Change 1, dated 18 Aug 1995.”

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

B.	SAFETY:

i.	The Contractor shall comply with all Federal, State, and Local safety laws and regulations in order to maintain a safe and non-hazardous occupational environment during execution of this agreement.

ii.	Accident/Incident Report: The contractor shall report immediately any major accident/incident (including fire) resulting in any one or more of the following: causing one or more fatalities or one or more disabling injuries; damage of Government property exceeding $10,000; affecting program planning or production schedules; degrading the safety of equipment under contract, such as personnel injury or property damage may be involved; identifying a potential hazard requiring corrective action. The contractor shall prepare an Accident/Incident report for each incident per the reporting requirements section of the SOW.

C.	ENVIRONMENTAL: The contractor shall adhere with Federal, State, and local environmental laws and regulations, Executive Orders, treaties, and agreements. The contractor shall consider alternate materials and processes in order to eliminate, reduce or minimize the generation of hazardous waste while minimizing item cost and risk/degradation to system performance.

XV.	Foreign Participation

A.	FOREIGN INVOLVEMENT: For the entirety of this agreement, keeping with the Cornerstone Mission of “Strengthen the force posture of the US Defense Industrial Base (DIB),” and in accordance with the 2018 Unclassified National Defense Strategy (NDS) which articulates the threat from foreign predatory economics and inter-state strategic competitions that are the primary threats to US security, Cornerstone will restrict foreign participation, access and transfers. Any proposed foreign participation, access or transfer will require government notification and concurrence on a case-by-case basis prior to initiating any work effort.

B.	NON-US RESEARCH PROGRAMS: For the entirety of this agreement, keeping with the Cornerstone Mission of “Strengthen the force posture of the US Defense Industrial Base (DIB),” and the intent of protecting tax-payer investments and intellectual property, Cornerstone will restrict direct or indirect participation, collaboration, communication or acceptance of funding with non-US research programs, such as the Thousand Talent Program (TTP), even in the case the activity is conducted with and/or through a US citizen, entity or company. Any proposed non-US research program involvement will require government notification and concurrence on a case-by-case basis prior to initiating any work effort.

C.	FOREIGN ACQUISITIONS AND MERGERS: For the entirety of this agreement, the Cornerstone Member shall notify the Government within three business days of entering any discussions regarding potential foreign acquisition or merger, for itself or any business unit of the Cornerstone Member. Said notification will include all relevant details of the potential merger or acquisition. Per the “Foreign Involvement” clause, above, the Government retains the right to consent to any foreign acquisition or merger, considering whether or not the merger/acquisition is consistent with the best interests of the Government.

12 July 2021

Prototype Project Agreement:

Tungsten Supply Chain Resiliency

InSitech, Inc.

XVI.	Non-Government Personnel

This OTA will utilize non-Government personnel to function as technical advisors to the Government. These Non-Government personnel will have access to the information submitted under this OTA and will provide technical expertise and/or advice as required. All non-Government personnel have Non-Disclosure Agreements on file with the Government and are required to protect information to the same standards as Government personnel.

XVII.	Performance

A.	PLACE OF PERFORMANCE: Contractor Facilities

B.	PERIOD OF PERFORMANCE (PoP): The PoP is 36 months and will commence upon execution of this OT agreement. PoP for the Phase IV ceiling increase is 24 months after contract award.

XIX.	Points of Contact

The following personnel are designated as the Points of Contact between the Parties in the performance of this Prototype Project Agreement:

President

InSitech, Inc.

[**]

Joseph Moran

President

InSitech, Inc.

[**]